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                                                                   Exhibit 23(d)


                           CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports (a) dated April 29, 1997, with respect to the financial statements of C&T Quincy, L.L.C. as of March 31, 1997 and 1996 and for the years then ended, and (b) dated April 26, 1996, with respect to the financial statements of C&T Quincy, L.L.C. as of March 31, 1996 and 1995 and for the years then ended, included in the Proxy Statement of Moorman Manufacturing Company that is made part of the Registration Statement (Form S-4 No. 333-__________) and related Prospectus of Archer-Daniels-Midland Company for the registration of shares of its common stock.

/s/ Ernst & Young LLP

St. Louis, Missouri
October 10, 1997